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                                                                   Exhibit 23.2


                               Consent of KPMG LLP


KPMG LLP
Chartered Accountants                                Telephone (250) 979-7150
300-1874 Bertram Street                              Telefax  (250) 763-0344
Kelowna BC V1Y 9G4
Canada


The Board of directors
Of Aquatic Cellulose International Corp.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated august 3, 2001 contains an explanatory paragraph that states the Company has a working capital deficiency and recurring losses, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any that might result from the outcome of that uncertainty.

/s/  KPMG


Kelowna, Canada
November 1, 2001